Exhibit 5.1

                           AXELROD, SMITH & KIRSHBAUM
                  An Association of Professional Corporations
                                ATTORNEYS AT LAW
                         5300 Memorial Drive, Suite 700
                           Houston, Texas 77007-8292

Robert D. Axelrod
Paul D. Smith                                           Telephone (713) 861-1996
Daniel R. Kirshbaum                                     Facsimile (713) 552-0202

                                 April 29, 1998

Robert L. Watters, President
Rick's Cabaret International, Inc.
3113 Bering Drive
Houston, Texas  77057

Dear Mr. Watters:

     As counsel for Rick's Cabaret International, Inc., a Texas corporation ("Company"), you have requested our firm to render this opinion in connection with the Registration Statement of the Company on Form S-3 Amendment No. 1 ("Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission relating to the resale by certain security holders of the Company of 729,500 shares of common stock, par value $.01 per share (the "Common Stock"), consisting of 229,500 shares of Common Stock held by certain security holders of the Company and 500,000 shares of Common Stock underlying options held by certain security holders of the Company.

     We are familiar with the Registration Statement and the registration contemplated thereby. In giving this opinion, we have reviewed the Registration Statement and such other documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained therein as we have felt necessary or appropriate in order to render the opinions expressed herein. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to original documents of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas; and

     2. The shares of Common Stock, held by certain security holders of the Company, to be resold, are validly authorized, validly issued, fully paid and nonassessable.

     3. The shares of Common Stock underlying the Options to be issued upon exercise of such Options are validly authorized and, upon exercise of the Options in accordance with their terms, will be validly issued, fully paid and nonassessable.

     We consent to the to the filing of this opinion as an exhibit to the Registration Statement and to the reference in the Registration Statement to Axelrod, Smith, & Kirshbaum under the heading "Exhibits-Opinion."


                                                Very truly yours,


                                                /s/ Axelrod, Smith, & Kirshbaum
                                                -------------------------------
                                                    Axelrod, Smith, & Kirshbaum

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